Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Telik, Inc. for the registration of such indeterminate number of its common stock, warrants to purchase common stock and units as shall have aggregate initial offering price not to exceed $25,000,000 and to the incorporation by reference therein of our report dated March 1, 2011, with respect to the financial statements of Telik, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 2, 2011